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                                                                      EXHIBIT 4

(LOGO) PURITAN                                                   GENERAL OFFICES
       BENNETT                                         9401 Indian Creek Parkway
                                                                  P.O. Box 25905
                                                    Overland Park, KS 66225-5905
                                                                    913-661-0444
                                                               FAX: 913-661-0234


                                  June 9, 1994



Mr. John H. Morrow
Executive Vice President
Puritan-Bennett Corporation
9401 Indian Creek Parkway
Overland Park, Kansas 66225


Dear Mr. Morrow:

         In view of your position as Executive Vice President and Chief Operating Officer of Puritan-Bennett Corporation (the "Company") and in consideration of your agreement to continue serving in this or some other mutually agreeable capacity, the Board of Directors (the "Board") of the Company has approved the commitment by the Company to provide you ("Employee") with certain benefits during your employment and in the event of termination of your employment for Good Reason, if by you, and other than for Cause, if by the Company. This letter agreement (the "Agreement") establishes the terms and conditions of your continued employment by the Company, including your rights to receive certain payments and benefits during and after your employment by the Company.

         1.  Certain Definitions.

                 1.1 Cause. "Cause" means (a) the Employee's willful violation of any reasonable rule or direct order of the Board or the Company's Chief Executive Officer ("CEO"), which, after written notice to do so, the Employee fails to make reasonable efforts to correct within a reasonable time, or (b) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Employee, or (c) drug or alcohol abuse on Company premises or at a Company sponsored event, or (d) the Employee's material violation of any provision of this Agreement, which, after written notice to do so, the Employee fails to make reasonable efforts to correct within a reasonable time. "Cause" shall not include any matter other than these specified in (a) through (d) above, and without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Employee, or upon any operation, asset, product or activity of the Company, of any other sanction or remedy under the Act, including without limitation civil money penalties, warning letters, injunctions, repairs, replacements,
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Mr. John H. Morrow
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                          refunds, recalls or seizures, if the Employee acted
                          in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

                 1.2 Good Reason. "Good Reason" means (a) breach by the Company or any successor company of any of the provisions of this Agreement not corrected within ninety (90) days after written notice to the Company thereof, or (b) any of the following if the same shall occur within two years after a Change of
                          Control: (i) reduction of the Employee's base salary, management bonus percentage or other compensation, as in effect immediately prior to the Change of Control,
                          (ii) failure to continue in effect any medical, dental, accident, or disability plan in which the Employee is entitled to participate immediately prior to the Change of Control and failure to provide plans with substantially similar benefits (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect the Employee's participation or reduce the Employee's benefits under any of such plans, (iii) material reduction in Employee's job responsibilities, (iv) material reduction of Employee's title or position,
                          (v) Employee shall be requested to relocate to an office outside of the greater Kansas City metropolitan area, or (vi) failure or refusal of any successor company to assume the Company's obligations under this Agreement.

                 1.3 Change of Control. A "Change of Control" shall be deemed to have occurred at any of the following times:

                          1.3.1            Upon the acquisition (other than
                                           from the Company) by any person,
                                           entity or "group," within the
                                           meaning of Section 13(d)(3) or
                                           14(d)(2) of the Securities Exchange
                                           Act of 1934 (the "Exchange Act")
                                           (excluding, for this purpose, the
                                           Company or its affiliates, or any
                                           employee benefit plan of the Company
                                           or its affiliates which acquires
                                           beneficial ownership of voting
                                           securities of the Company) of
                                           beneficial ownership (within the
                                           meaning of Rule 13d-3 promulgated
                                           under the Exchange Act) of 50% or
                                           more of either the then outstanding
                                           shares of common stock of the
                                           Company or the Combined Voting Power
                                           of the Company's then outstanding
                                           voting securities.  "Combined Voting
                                           Power" means the combined voting
                                           power of the Company's then
                                           outstanding voting
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Mr. John H. Morrow
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                                           securities generally entitled to vote
                                           in the election of directors.

                          1.3.2 At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this subsection 1.3.2, considered as though such person were a member of the Incumbent Board; or

                          1.3.3            Upon the approval by the
                                           Shareholders of the Company of a
                                           reorganization, merger,
                                           consolidation (in each case, with
                                           respect to which persons who were
                                           the shareholders of the Company
                                           immediately prior to such
                                           reorganization, merger or
                                           consolidation do not, immediately
                                           thereafter, own more than 50% of the
                                           Combined Voting Power of the
                                           reorganized, merged or consolidated
                                           company's then outstanding voting
                                           securities) or a liquidation or
                                           dissolution of the Company or of the
                                           sale of all or substantially all of
                                           the assets of the Company; or

                          1.3.4 The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

                          1.4 Normal Retirement Date. "Normal Retirement Date" shall mean the earliest date (currently, the Employee's 65th birthday) upon which the Employee is eligible to retire from the Company, and commence receiving full retirement benefits under the Company's then applicable retirement plan.
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                          1.5     Employment Termination Date.  The date of
                                  delivery of any notice of termination
                                  pursuant to Section 2.5 shall be the
                                  "Employment Termination Date."

                          1.6 Continued Payment Period. "Continued Payment Period" shall have the meaning set forth in
                                  Section 3.1(a).

         2.      Benefits and Duties During Employment; Termination of
                 Employment.

                 2.1 Base Salary. Your current annual base salary is $230,000, payable in 24 equal semi-monthly amounts, subject to required withholdings. Your base salary will be reviewed and may be adjusted annually. Your base salary will not be reduced from the current level or from any future, higher levels without your written concurrence, unless such reduction is in connection with your disability and in accordance with the Company's established disability income protection plan.

                 2.2 Management Bonus. For the fiscal year ending January 31, 1995, your target bonus is 40% of your annual base salary under the Company's Management Incentive Bonus Plan ("MIB Plan"). Your target bonus percentage under the MIB Plan will not be reduced from the current level or from any future, higher levels without your written concurrence, unless such reduction is in connection with your disability and in accordance with the Company's established disability income protection plan. The Company may modify the MIB Plan in the future; provided that in the event of any such modification, the Company will use reasonable efforts to provide you with a bonus opportunity under the modified plan that is equivalent to your opportunity under the current MIB Plan.

                 2.3 Other Employee Benefits. You will continue to be eligible for all employee benefits generally available to employees of the Company, and to the special benefit programs in which you are currently participating, or in which you are hereafter eligible to participate. These special benefits include but are not limited to:

                          2.3.1 Supplemental Retirement Benefit Plan, adopted September 1, 1985, as amended on August 10, 1993, and as further amended on June 9, 1994, as the same may be further amended from time to time by mutual agreement of the Employee and the Company.
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                          2.3.2        Company Automobile, including
                                       reimbursement for automobile expenses.

                          2.3.3 Shadow Glen Golf Club Membership, including reimbursement for monthly dues, special assessments and expenses incurred in connection with business usage of club services and facilities. You may direct the Company to transfer the ownership of this membership to you, or to pay to you an amount equal to the original acquisition cost of such member-ship, by giving notice to the Company at any time within three months after the Employment Termination Date.

                          2.3.4 Life insurance and income tax and estate planning services, subject to currently established annual limits.

                 2.4 Limitation on Outside Activities. You agree to devote your full business time and efforts to the rendition of such services to the Company as may be designated by the Company, subject, however, to temporary illness and customary vacations. You will at all times be subject to the direction and supervision of the CEO. You may devote a reasonable amount of time to civic and community affairs but shall not perform services during the term of your employment for any other business organization in any capacity without the prior consent of the CEO.

                 2.5 Employment Termination. Your employment with the Company shall continue until either you or the Company give written notice to the other of termination of your employment.

         3.      Rights upon Termination of Employment.

                 3.1 Rights upon Termination by Company other than for Cause, or by Employee for Good Reason. If the Company terminates your employment other than for Cause prior to your Normal Retirement Date, or if you terminate your employment for Good Reason prior to your Normal Retirement Date, then the Company shall have the following obligations to you:

                          (a) During the applicable Continued Payment Period, the Company shall continue to pay to you on an annual basis your annual base salary in effect immediately prior to the Employment Termination Date plus the annual average of your incentive bonus payments under the MIB Plan or
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                          any successor thereto with respect to the three full
                          fiscal years immediately preceding the Employment Termination Date (the "Average Annual Incentive Payment"), such amounts to be computed without regard to any reductions which may have occurred in breach of this Agreement or following a Change in Control. Such payments shall be made in equal installments on a semi-monthly basis, and shall be subject to all required withholdings. The Continued Payment Period shall commence on the Employment Termination Date, and shall be two years if the Employment Termination Date occurs before the first anniversary of this Agreement. The Continued Payment Period applicable hereunder shall be increased by three months on each anniversary of the date of this Agreement which occurs prior to the Employment Termination Date, provided, that the Contineud Payment Period shall not exceed three years.

                          (b) Within 90 days following the Employment Termination Date, the Company shall pay to you, subject to required withholdings, a one-time bonus equal to the product of (i) the fraction of a full year represented by the period from the beginning of the fiscal year to the Employment Termination Date, and (ii) the Average Annual Incentive Payment. No other management incentive payment or bonus will be payable with respect to the fiscal year in which the Employment Termination Date occurs.

                          (c) As soon as practical following the Employment Termination Date, the Company shall will pay to you the market value, as of close of business on the Employment Termination Date, of any unvested restricted stock awarded to you, subject to required withholdings.

                 3.2 Death Benefits. If you are terminated by the Company other than for Cause or terminate your employment for Good Reason, and thereafter you die during the applicable Continued Payment Period, the Company shall be obligated to pay to your spouse, if surviving, and otherwise to your estate, the amounts to which you would have been entitled under Section
                          3.1 had you survived.

                 3.3 No Obligation To Mitigate. You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Employment Termination Date, or otherwise.
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                 3.4      Other Rights.  The provisions of this Agreement, and
                          any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights or rights which would accrue solely as a result of the passage of time, under any benefit or incentive plan, employment agreement or other contract, plan or arrangement. As soon as practical following the Employment Termination Date, you will receive cash payment(s) for: (a) the value of your earned but unused vacation time as of the Employment Termination Date in accordance with then current Company policy, and (b) the value of your deferred compensation account in accordance with your then current payment election.

         4. Successor To Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

         5. Non-Competition. During your employment and, if applicable, during the Continued Payment Period under Section 3.1, you agree that you will not directly or indirectly compete with the Company, or engage in, or act as an officer, director, employee, or agent of any person or entity that is engaged in, any business in which the Company is engaged as of the Employment Termination Date, without the written approval of the CEO. The foregoing shall not prohibit you from investing in any securities of a corporation whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market so long as you shall own less than 3% of the outstanding voting stock of such corporation.

         6. Confidentiality. During your employment and at all times thereafter, you will not divulge to anyone or use for your own benefit or the benefit of any other person or entity any information concerning the Company, its businesses, operations, products, plans, employees, or otherwise, including without limitation trade secrets and other proprietary information, except for information that has been published by or with the consent of the Company and is as a
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Mr. John H. Morrow
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                 result thereof generally available to the public, or
                 information reasonably required by you for the preparation of personal tax returns.

         7.      Miscellaneous.

                 7.1. No Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or charge, and any attempt to do so shall be void.

                 7.2 Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile or by certified mail-return receipt requested. Notices shall be delivered as follows:

                                  If to the Company:

                                  Chief Executive Officer
                                  Puritan-Bennett Corporation
                                  9401 Indian Creek Parkway
                                  Overland Park, Kansas 66225


                                  If to the Employee:

                                  Mr. John H. Morrow
                                  10231 Catalina
                                  Overland Park, Kansas 66207

                          Either party may change its address for notice by giving notice to the other party of a new address in accordance with the foregoing provisions.

                 7.2 Governing Law. This Agreement shall be governed by the laws of the State of Kansas.

                 7.3 Disputes. In the event of any dispute between the Company and Employee arising out of this Agreement, the Company's then current Alternative Dispute Resolution Procedure will be followed (a copy of the current procedure is attached hereto) and the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in connection with the enforcement of its rights hereunder.
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                 7.4      Severability.  If any term, provision, covenant or
                          restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 7.5 Descriptive Headings. Descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Please acknowledge your agreement to the foregoing Agreement by signing the enclosed counterpart of this letter and returning it to the Company.

                                       Very truly yours,

                                       PURITAN-BENNETT CORPORATION



                                       By:  /s/ BURTON A. DOLE, JR.
                                        President


Agreed to and accepted:

/s/ JOHN H. MORROW
JOHN H. MORROW